        Exhibit 10.40

Momentive Performance Materials Holdings LLC
2011 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan

The purpose of the Plan is to reward associates of Momentive Specialty Chemicals Inc. and Momentive Performance Materials Inc. and their subsidiaries (“Momentive”) for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting actions which are the most beneficial to the company's short-term and long-term value creation.

Plan Year

1 January 2011 - 31 December 2011

Eligibility

Participation is based on each individual associate's scope of responsibility and contribution within the organization, as well as the market prevalence for incentive in the country where they are employed.

Associates must be employed in an incentive eligible position for at least three consecutive full months during the Plan Year and must be actively employed by Momentive on the final day of the Plan Year and, unless involuntarily terminated without cause, on the incentive payment date, in order to receive an incentive payment.

Eligible compensation for incentive calculation is based on the participant's eligible base rate of pay as of April of the Plan Year. The participant's incentive calculation will be prorated if a change in salary or incentive target occurs after April of the Plan Year.

Plan Performance Measures

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization and excluding restructuring and certain non-cash or non-recurring charges such as gains/losses from the sale of businesses and integration expenses (same as 'Segment' EBITDA).

The achievement of EBITDA growth is the critical measure on which the investment community and future shareholders will evaluate Momentive's performance in 2011. As a result, the participants should be focused and incentivized to manage the business to achieve growth in EBITDA.

Participants at the Global Momentive and Division level have 50% of their incentive target based on the achievement of the EBITDA targets. Participants at the Business Unit/Region level have 60% of their incentive target based on the achievement of EBITDA targets.

EBITDA will be measured for Global Momentive, each Division and specified Business Unit/Region.

EHS: Measures the Occupational Incidents Injury Rate (OIIR) and Lost Time Injuries

5% of the participant's incentive target will be based on the achievement of the OIIR goal.
5% of the participant's incentive target will be based on the achievement of the Lost Time Injury goal.

Each of these EHS goals are measured and paid independently of each other and must be achieved at 100% or better in order to be eligible to receive that portion of the incentive award. EHS will be measured for Global Momentive, each Division and specified Business Units/Regions. Payment of each of the EHS measures is contingent upon the EBITDA results of the participant's primary area of responsibility (Global Momentive, Division or Business Unit/Region) meeting the minimum financial payout threshold.

Cash Flow: Represents the amount of cash generated by business operations. Cash flow is defined as Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles.

30% of the participant's incentive target will be based on the achievement of Cash Flow targets.

Cash Flow will be separately calculated from EBITDA for payout. Even if the EBITDA target is not achieved, it is still possible to meet or exceed Cash Flow targets for partial payout.

Cash Flow will be measured for Global Momentive and the Divisions at the end of the Plan Year.

Synergies: Represents cost savings achieved through the Momentive combination that have improved EBITDA. These cost savings will come from a combination of raw material and logistic savings based on our combined purchasing leverage and reduction of administrative costs based on shared services.

Participants at the Global Momentive and Division level have 10% of their incentive target based on the achievement of Synergy targets. Participants at the Business Unit/Region level do not have Synergy incentive targets.

Synergies will be separately calculated from EBITDA for payout. Even if the EBITDA target is not achieved, it is still possible to meet or exceed Synergy targets for partial payout.

Synergies will be measured for Global Momentive at the end of the Plan Year.

Target Incentive

Each eligible participant will have a target incentive opportunity expressed as a percent of their base salary. Targets are determined by the associate's, country/region of employment, the scope of their role and contributions within the organization.

Plan Structure

The structure of each participant's incentive is determined by the individual's role in the organization and whether they report at a business unit/region level, a divisional level or at the Global Momentive level.

	Global Momentive EBITDA	Division EBITDA	Business Unit EBITDA	EHS Goals (Funds through EBITDA achievement)	Cash Flow (Funds Independently)	Synergies (Funds Independently)
Global Momentive Level	50% (Funds EHS Goals)			10% Global Measure	30% Global Measure	10% Global Measure
Division Level & Regional Leaders	10%	40% (Funds EHS Goals)		10% Division Measure	30% Division Measure	10% Global Measure
Business Unit/Region Level	10%	10%	40% (Funds EHS Goals)	10% Business Unit /Region Measure	30% Division Measure

Calculation of Incentive Payments

The EBITDA measure will have the following relationship towards incentive award payout at Global Momentive level:

2011 Plan	Minimum	Target	Maximum
EBITDA performance as % of Target	90%	100%	110%
Incentive Payout %	50%	100%	175% or 200%

For actual performance between the Minimum, Target and Maximum points above, a straight line calculation will be made, rounded to the nearest 1/10th percent. There is no additional payment made for performance above the maximum. The final financial award will be determined when the 2011 audited financial performance results are available.

Note: If the maximum EBITDA, Cash Flow, Synergies and EHS performance targets are attained, the Plan will pay 175% or 200% of the Target Incentive Award depending on the participant's position in the organization.

Basis for Award Payouts

Financial Results: Incentive payments will be based on audited and approved financial results. No incentive payment will be made until formal results have been approved by the appropriate Momentive Audit and Compensation Committees.

Limitations: All incentive payments must be self-funded from profits generated at the corporate, divisional, or business unit / regional level. The Compensation Committee of the Board of Managers may elect to modify the annual EBITDA targets based on acquisitions or divestitures that occur during the calendar year. Momentive has the right to amend or terminate this Plan at any time.

Employment: Associates must be employed in an incentive eligible position for at least three consecutive full months during the Plan Year and must be actively employed by Momentive on the final day of the Plan Year and, unless involuntarily terminated without cause, on the incentive payment date, in order to receive an incentive payment.

Performance-Related Issues: Participants who are subject to a disciplinary review of performance, or receive a “Does Not Meet” performance rating are not eligible to receive an incentive award.

Incentive Payments: Payments are subject to applicable taxes and garnishment/wage orders, and if the associate participates in the Momentive Specialty Chemicals Retirement Savings Plan, all incentive payments are subject to deferral and to plan provisions.

Proration: Awards are normally calculated on the participant's base salary as of April of the Plan Year.

A participant's incentive payment will be prorated for any of the following conditions

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated and must start on or before October 1, 2011 to be eligible to receive any payout. Rehires will be treated as a new hire.

b.	Salary/Incentive Target Changes: Awards to participants whose base rate of pay and/or incentive plan changes after April of the Plan Year will be prorated.

c.	Transfers: Awards to participants transferring between Divisions/Business Units/Regions during the Plan Year will be prorated.

d.
Leaves of Absence/Disability: Approved leaves of absence for 12 weeks or less in the Plan Year will not be excluded from the incentive payment, i.e. the associate will be eligible to receive the full incentive payment. If an associate is absent or on a leave that exceeds 12 cumulative weeks, then any time not worked beyond the 12 weeks will be excluded for the Plan Year and the associate will receive a prorated incentive.

Note: Employee changes on or before the 15th of any month will be considered to have a full month's service for that month. Employee changes after the 15th of any month will be considered to have started on the 1st of the next month.

Timing of Payments: Typically, financial results are announced in March following the end of the Plan Year and any earned incentive payments are made in April. In no event shall payments be made prior to the final audited year end financial results being formally announced and the subsequent Incentive Compensation Plan payout approval by the Compensation Committee of the Board of Managers.

The Momentive Incentive Compensation Plan remains at the total discretion of the Company. Momentive retains the right to amend or adapt the design and rules of the plan. Local legislation will prevail where necessary.